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                                                                EXHIBIT 12
                               Pacific Telecom, Inc.
                 Computation of Ratio of Earnings to Fixed Charges
                           (Dollar amounts in millions)
                                  Six
                                 Months
                                 Ended        Year Ended December 31,
                                June 30, __________________________________
                                  1996    1995   1994    1993   1992   1991
                               ________  _____   ____    ____   ____   ____
Earnings, as defined*:
Income from continuing operations
  before income taxes            $55.7  $186.6  $122.2 $ 82.9  $ 99.8 $120.4

Add:
 Fixed charges                    23.4    54.5    48.6   59.5    63.2   67.7
 Equity losses of less than 50%
   owned persons                    -       -       -      -      0.9    0.5
 Minority interest                 1.1     1.3       1    0.6     0.1    2.0
                                 _____   _____   _____  _____   _____  _____

  Total earnings                 $80.2  $242.4  $171.8 $143.0  $164.0 $190.6
                                 _____   _____   _____  _____   _____  _____
                                 _____   _____   _____  _____   _____  _____
Fixed charges:
  Interest                       $20.6   $42.3   $34.7  $44.3   $52.1  $55.0
  Interest portion of
    rental expense                 2.8    12.2    13.9   15.2    11.1   12.7
                                  ____    ____    ____   ____    ____   ____

    Total fixed charges          $23.4   $54.5   $48.6  $59.5   $63.2  $67.7
                                  ____    ____    ____   ____    ____   ____
                                  ____    ____    ____   ____    ____   ____

Ratio of earnings to fixed charges 3.4     4.4     3.5    2.4     2.6    2.8
                                  ____    ____    ____   ____    ____   ____
                                  ____    ____    ____   ____    ____   ____
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[FN]
* For the purpose of computing these ratios, "earnings" represents the aggregate of (a) income from continuing operations before income taxes,
  (b) fixed charges,(c) equity  losses of less than 50% owned persons and
  (d) minority interest. Equity losses of less than 50% owned persons are added to income from continuing operations before income taxes since the Company does not guarantee the debt of such persons. "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.